Exhibit 99.1

CONTACT:	Suzanne Herrick, Fedoruk & Associates, Inc., 612-247-3079, suzanne@fedorukinc.com

WEBSITE:	www.diego-pellicer.com

Diego Pellicer Worldwide, Inc. Executes Agreements To Sell Cultivation Facility,

Maintain Cash Flow During Initial Discussions Of Merger With Colorado Licensee

RENO, Nev. (Oct. 22, 2020) – Diego Pellicer Worldwide, Inc. (OTCQB: DPWW), a premium marijuana brand and retail development company, today announced that it has executed a series of agreements that will cancel the master lease on its Elizabeth Street cannabis cultivation facility in Denver, while maintaining cash flow for DPWW.

A new series of leases and subleases allow DPWW to reduce its liability exposure in the Elizabeth Street cultivation facility while securing deferred rents due and future sublet payments for 4 years and 8 months, valued at $1,482,824. In addition, a $120,000 deposit on the property is being returned to DPWW.

Initial discussions have begun that would combine Diego Pellicer Worldwide Inc. with Diego Colorado Licensee entities Royal Asset Management, LLC (RAM) and Venture Product Consulting, LLC (VPC). The Oct. 16, 2020, agreements are structured so that rents due and future sublet payments to DPWW are due upon consummation of a merger, one business day following the termination of merger by the Colorado Licensee or 18 months from Oct. 16, 2020, should DPWW terminate merger discussions.

“We worked collaboratively with the Diego operator at Elizabeth Street to make this a positive transaction as we initiative discussions of a merger,” said Nello Gonfiantini III, chief executive officer, Diego Pellicer Worldwide, Inc.

To view the 8-K and details, visit https://www.diego-pellicer.com/investor-relations/ and click on the Oct. 22, 2020, 8-K filing.

About Diego Pellicer Worldwide, Inc. (OTCQB: DPWW)

Diego Pellicer Worldwide, Inc. is a premium marijuana brand, retail and management company. In addition to its branded locations in Colorado, the company actively seeks to acquire and manage high-end, turnkey cannabis retail stores, cultivation and manufacturing facilities. DPWW is executing on its long-term vision to become a national, vertically integrated cannabis company. To learn more about how to become a branded Diego Pellicer retailer, cultivator or investor visit www.Diego-Pellicer.com.

Safe Harbor Statement

Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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